EXHIBIT 99

PUBLIC ANNOUNCEMENT

December 18, 2002

Contact:  Gregory J. Matthews, Interim President/CEO
                 (574) 271-8300

Sobieski Bancorp Announces Appointment of CEO

SOUTH BEND, Ind. - December 18, 2002--Sobieski Bancorp, Inc., parent company of Sobieski Bank, (Nasdaq-SCM: SOBI) announced today the appointment of Steven C. Watts as President and Chief Executive Officer of the Company and the Bank, effective January 1, 2003.

Watts has been a banker for over 29 years, 20 of those in the Michiana market. Most recently, he was the District Manager of Commercial Banking for Standard Federal Bank. Prior to that, he served Republic Bank in Michigan as their West Regional President, overseeing the growth of seven banks. Watts also spent 17 years with Norwest Corporation, starting the Middle Market banking group in Iowa and was President of Banks in Omaha, Nebraska and South Bend.

Watts has been active in many community organizations such as the United Way, the Community Foundation of St. Joseph County, Family & Children's Center, the Boy's & Girl's Club, the Center for the Homeless Advisory Board, the Chamber of Commerce, as well as the South Bend Symphony and St. Joseph County Museum of Art. He has also served as a member of the Diversity Council for the University of Notre Dame's Mendoza College of Business. Watts is a native of Mishawaka, and graduated from Ball State University. He is also a graduate of the University of Wisconsin's Graduate School of Banking.

"Throughout his banking career, Steve has shown proven banking and leadership abilities that we believe blend well with Sobieski's history and its vision for the future," said Robert Urbanski, chair of Sobieski's board of directors. "We are extremely pleased to add him as the head of our management team."

Sobieski Bank, founded in 1893 primarily to serve the West Side Polish immigrant community, is one of South Bend's oldest companies. Sobieski Bancorp, Inc. had $142.9 million in assets and stockholders' equity of $9.7 million at September 30, 2002. The Company is headquartered at 2930 W. Cleveland Road, South Bend, and is traded on the NASDAQ Small Cap Market under the symbol "SOBI".

When used in this press release and in the Company's filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will likely result," "expects," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify" forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company's future financial performance, strategic plans or objectives or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (2) changes in management's estimate of the adequacy of the allowance for loan losses and requirements by the Bank's primary federal regulator, the Office of Thrift Supervision, that provisions be made for loan losses, including possible additional provisions for loan losses necessitated by the unauthorized and fraudulent loans made by a former employee of the Bank; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and the Company's net interest margin; (5) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (6) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (7) the Company's ability to access cost-effective funding; (8) changes in financial markets and general economic conditions; (9) new legislation or regulatory changes; and (10) changes in accounting principles, policies or guidelines.

The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.